Exhibit 10.2

LIFE TECHNOLOGIES CORPORATION

2009 EQUITY INCENTIVE PLAN

PERFORMANCE UNIT AWARD GRANT NOTICE

2012-2014 Performance Period

Life Technologies Corporation, a Delaware corporation (the “Company”), pursuant to its 2009 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Participant”), an award of performance units (“Performance Units” or “Units”). This award (this “Award”) is subject to all of the terms and conditions as set forth herein and in the Performance Unit Award Agreement attached hereto as Exhibit A (the “Performance Unit Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Performance Unit Agreement.

Participant:

Grant Date:	March 30, 2012

Total Number of Units:

Initial Unit Value:	$100.00 per Unit

Performance Period:	January 1, 2012 through December 31, 2014 (except as such Performance Period may be shortened pursuant to the terms of the Performance Unit Agreement in the event of a Change in Control (as defined in the Plan, or any employment or change in control agreement to which Participant is a party, to the extent more favorable)).

By electronically accepting this document, Participant agrees to be bound by the terms and conditions of the Plan, the Performance Unit Agreement and this Grant Notice. Participant has reviewed the Performance Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Performance Unit Agreement and the Plan. Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Performance Unit Agreement.

Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and the Performance Unit Agreement, the terms of the Plan shall control.

Electronic Signature:

Acceptance Date:

EXHIBIT A

PERFORMANCE UNIT AWARD AGREEMENT

Pursuant to the Performance Unit Award Grant Notice (the “Grant Notice”) to which this Performance Unit Award Agreement (this “Agreement”) is attached, the Company has granted to Participant the number of performance units (“Performance Units” or “Units”) set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Company’s 2009 Equity Incentive Plan (the “Plan”). For purposes of this Agreement, “Company” means Life Technologies Corporation and each subsidiary or affiliate that is classified as a Participating Company under the Plan’s terms. Notwithstanding the preceding, with respect to administrative matters the term “Company” shall solely refer to Life Technologies Corporation.

ARTICLE I.

AWARD OF UNITS

1.1 Award of Units. In consideration of Participant’s continued employment with the Company and for other good and valuable consideration, the Company hereby grants to Participant the number of Units set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

1.2 Performance Goals and Performance Period; Certification.

(a) As of the Grant Date, each Unit has an initial value of $100.00, and represents the right to receive the Settlement Value (as defined in Section 1.3 below) on the Settlement Date (as defined in Section 1.4 below) based upon the achievement of certain performance goals related to the Company’s average annual return on invested capital (the “ROIC”) and average annual revenue growth (collectively, the “Performance Goals”) for the period beginning on January 1, 2012, and ending on the Measurement Date (the “Performance Period”), which Performance Goals have been determined by the Compensation and Organizational Development Committee of the Company’s Board of Directors (the “Committee”).

(b) The “Measurement Date” will be the first to occur of (i) December 31, 2014, or (ii) a Change in Control (as defined in the Plan, or any employment or change in control agreement to which Participant is a party, to the extent more favorable).

(c) Upon or following the completion of the Performance Period, the Committee shall determine, in writing, whether and to what extent the Performance Goals have been satisfied and Participant’s Settlement Value. The “Certification Date” will be the date on or following the last day of the Performance Period on which the Committee makes such determination, as follows:

(i) In the event the Measurement Date is December 31, 2014, the Certification Date shall occur prior to March 15, 2015.

(ii) In the event the Measurement Date is the date of a Change in Control, the Certification Date shall be the date of such Change in Control.

(d) The establishment of the Performance Goals and the formula for determining the Settlement Value of the Units and the certification of the Performance Goals by the Committee shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

1.3 Settlement Value. Except as provided in Section 1.4 below, the “Settlement Value” of the Units will be equal to (a) $100.00, multiplied by (b) the number of Units subject to the Award, multiplied by (c) the Performance Multiplier. The “Performance Multiplier” will be determined by the Committee on the Certification Date pursuant to the formula adopted by the Committee and set forth in an “Achievement Matrix” in the form attached hereto as Attachment 1, and will be equal to the level of achievement relative to the Performance Goals, expressed as a percentage between 0% and 200%; provided, however, that in the event the Measurement Date is the date of a Change in Control, the “Performance Multiplier” shall be the greater of (i) 100%, or (ii) actual achievement relative to the Performance Goals pursuant to the Achievement Matrix adopted by the Committee for that portion of the Performance Period beginning on January 1, 2012 and ending on the last day of the most recently completed fiscal year prior to the Change in Control. Notwithstanding the foregoing, the Committee reserves the right to reduce the actual payment in respect of the Units based on such objective and subjective criteria as deemed appropriate by the Committee; provided, however, that this provision will not apply in the event of a Change in Control.

1.4 Settlement of Units.

(a) Subject to the terms and conditions of the Plan and this Agreement, the Settlement Value of the Units shall be paid, in cash in a lump sum (less applicable taxes), on the first to occur of the following dates (the “Settlement Date”):

(i) In the event the Measurement Date is December 31, 2014, the Settlement Value shall be paid as soon as practicable following the Certification Date, but in all events such payment shall be made between January 1, 2015 and March 15, 2015; provided, however, that in the event a Change in Control occurs after December 31, 2014 but prior to the Settlement Date, the Settlement Value shall be paid in a lump sum immediately prior to such Change in Control.

(ii) In the event the Measurement Date is the date of a Change in Control, the Settlement Value shall be paid immediately prior to the occurrence of such Change in Control.

(b) Notwithstanding the foregoing, in the event of Participant’s termination of Service (as defined in the Plan) by reason of his or her death or Disability (as defined in Section 1.5 below), in each case prior to December 31, 2014, (a) the Settlement Value of Participant’s Units shall be determined using a Performance Multiplier of 100%, and (b) the Settlement Value for such Units shall be paid within thirty (30) days following the date of Participant’s termination of Service (which payment date will be the “Settlement Date” for purposes of such Units).

1.5 Forfeiture; Effect of Termination.

(a) Any Units with respect to which there is no Settlement Value as a result of the Company’s failure to achieve the minimum level of achievement relative to the Performance Goals necessary in order for the Award to be payable shall automatically and without further action be cancelled and forfeited by Participant as of the Measurement Date, and Participant shall have no further right or interest in or with respect to such portion of the Units.

(b) In addition, in the event that Participant’s Service is terminated prior to the Settlement Date other than as a result of his or her death or Disability, then the Units shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Units. In the event that Participant’s Service is terminated prior to the Settlement Date as a result of his or her death or Disability, Participant shall continue to be eligible to receive the Settlement Value of his or her Units, if any, on the applicable Settlement Date, as set forth in Section 1.4.

(c) The Units are further subject to cancellation (and any cash delivered in settlement of the Units is subject to repayment by Participant) if Participant engages in certain Prohibited Activities as more fully set forth in Section 2.2 of this Agreement.

(d) For purposes of this Agreement, “Disability” means the absence of Participant from Participant’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Participant or Participant’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

ARTICLE II.

RESTRICTIONS

2.1 Award Not Transferable. Prior the Settlement Date, neither this Award nor any Unit subject to this Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors of Participant or Participant’s beneficiary, except by will or by the laws of descent and distribution.

2.2 Cancellation of Units; Return of Value.

(a) Notwithstanding any other provision of this Agreement, if at any time during the provision of Participant’s Service to the Company or within six months following Participant’s termination of Service for any reason, Participant, in the sole judgment of the Company, other than as an employee or a consultant for the Company in the execution of Participant’s employment duties or provision of consulting services, as the case may be, engages in any of the “Prohibited Activities” listed below, then to the greatest extent permitted by applicable law: (i) to the extent the Units have not yet been settled, such Units shall immediately be cancelled; and (ii) any amounts issued upon settlement of the Units during the time period that is six months prior to and six months following Participant’s termination of Service shall be repaid by Participant to the Company in cash.

(b) “Prohibited Activities” for purposes of this Agreement, are defined as follows:

(i) Directly or indirectly, through an affiliated or controlled entity or person, on Participant’s own behalf or as a partner, consultant, proprietor, principal, agent, creditor, security holder, trustee or otherwise in any other capacity (except by ownership of one percent or less of the outstanding stock of any publicly held corporation) engaging in the following: owning, managing, operating, financing, controlling, investing, participating or engaging in, lending Participant’s name or credit to, rendering services or advice to, or devoting any material endeavor or effort to any business that develops, manufactures, distributes, markets, sells or provides any products or services that are competitive with or similar to the products or services developed (including products or services under development or the subject of planning for possible development), manufactured, distributed, marketed, sold or otherwise provided by Company during Participant’s Service, including but not limited to the Competitor List below;

(ii) Directly or indirectly soliciting or otherwise inducing any employee to end his or her employment with Company;

(iii) Disclosing or misusing any confidential, proprietary or material information concerning the Company;

(iv) Directly or indirectly soliciting Company customers (including prospective customers) with whom Participant had contact or about whom Participant had access to confidential or proprietary information during Participant’s Service or otherwise inducing such customers to reduce or terminate their business relationship with the Company; or

(v) Engaging in research and development efforts (including customer assessment, observation and collaboration activities) such as testing, design, development, and process analysis related to or similar to efforts in which Participant engaged or about which Participant had access to confidential or proprietary information during Participant’s Service to the Company.

(c) For purposes of this Section 2.2, the “Competitor List” includes, but is not limited to, the following entities: Abbott Laboratories; Active Motif; Advanced Liquid Logic, Inc.; Affymetrix, Inc; Agilent Technologies; Inc.; Allergan, Inc.; Asuragen, Inc.; Becton Dickinson and Company; Biogen Idec, Inc.; Biomatrica, Inc.; Biomerieux, Inc.; Bio-Rad Laboratories, Inc.; Biosearch Technologies, Inc.; Celsis Holding, Inc.; Cephalon, Inc.; Charles River Laboratories International, Inc.; Complete Genomics, Inc.; C. R. Bard, Inc.; Danaher Corporation; Dako Denmark A/S; DENTSPLY International, Inc.; eBioscience Holding Company, Inc.; Enigma

Diagnostics Limited; Enzo Biochem, Inc.; Forest Laboratories, Inc.; General Electric Company; Gen-Probe Incorporated; Genzyme Corporation; Harvard Bioscience, Inc.; Helicos Biosciences Corporation; Hologic, Inc.; Hospira, Inc.; International Business Machines Corporation; IDEXX Laboratories, Inc.; Illumina, Inc.; Integrated DNA Technologies; Laboratory Corporation of America; Lonza Group AG; Luminex Corporation; Mediatech, Inc.; Merck KGaA; Molecular Transfer, Inc.; NanoString Technologies, Inc.; NuGen Technologies; One Lambda, Inc.; OriGene Technologies, Inc.; Pacific Biosciences, Inc.; Pall Corporation; PeproTech, Inc.; PerkinElmer Inc.; Prionics AG; Promega Corporation; Qiagen N.V.; QuantaLife, Inc.; Quest Diagnostics Incorporated; Raindance Technologies, Inc.; Roche Holdings Ltd.; SeraCare Life; Sciences, Inc.; Sigma-Aldrich Corporation; St. Jude Medical, Inc.; Takara Holdings, Inc. (including Clontech Laboratories and Takara Bio, Inc.); Techne Corporation; Thermo Fisher Scientific Inc.; Varian Medical Systems, Inc.; VWR International LLC; and Waters Corporation; as well as any entity that is a successor to, acquires a majority of the assets of, or merges in whole or in part with any of the foregoing entities.

(d) By accepting the Units, Participant acknowledges and agrees that (i) this Section 2.2 is necessary for the proper protection of the Company’s legitimate business interests, including protection of its trade secrets and confidential and proprietary information, as well as its customer and strategic relationships and good will; (ii) during the provision of Participant’s Service to the Company, Participant has and/or will be personally entrusted with and exposed to such confidential and proprietary information and may also be exposed to the Company’s customer and strategic relationships; (iii) Participant’s Services are special and unique; (iv) the Company has and will continue to be engaged in the highly competitive life sciences and biotechnology industry and the trade secrets, confidential and proprietary information, including its technologies, services and other developments are likely to be of great value to competitors; (v) the Company operates in a worldwide market and its business and customers are not geographically distinct; therefore, it is appropriate that this provision apply to Prohibited Activities anywhere in the world; (vi) the Company will suffer great loss and irreparable harm if Participant were to engage in the Prohibited Activities; and (vii) the Prohibited Activities, including with respect to time, geographic area and scope of activity are limited and reasonable and do not impose a greater restraint than is necessary to protect the goodwill and business interests of the Company and to allow Participant an adequate number and variety of employment alternatives, based on Participant’s varied skills and abilities.

(e) In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 2.2 are more extensive than is necessary to protect the legitimate business interests of the Company or are otherwise unenforceable, the restrictions under this Section 2.2 and its subparagraphs shall be reformed and modified to the extent required to render them valid and enforceable. Notwithstanding Section 3.12 of this Agreement, this Section 2.2 may be in addition to and does not limit the effect of other agreements or understandings between Participant and the Company with respect to matters addressed in it, including with respect to prohibitions against solicitation and the protection of the Company’s trade secrets and confidential information.

ARTICLE III.

OTHER PROVISIONS

3.1 Section 409A.

(a) Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Committee may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A.

(b) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A, and, accordingly, amounts payable upon settlement of the Units shall be paid to Participant no later than the later of: (i) the fifteenth day of the third month following Participant’s first taxable year in which such Units are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following first taxable year of the Company in which such Units are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

(c) For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

(d) Notwithstanding anything herein to the contrary, to the extent any payments to Participant pursuant to this Agreement are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) to the extent required by Section 409A of the Code, no amount shall be payable unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 409A (a “Separation from Service”), and (ii) if Participant, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Participant pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the payments to be made to Participant shall not be provided to Participant prior to the earlier of (A) the expiration of the six-month period measured from the date of Participant’s Separation from Service, (B) the date of Executive’s death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Participant within thirty (30) days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

3.2 No Right to Continued Employment or Awards.

(a) Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Participant any right to continue in the Service of the Company or shall interfere with or restrict in any way the rights of the Company, which rights are hereby expressly reserved, to discharge or terminate the Services of Participant at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company and Participant.

(b) The grant of the Units is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future grants, if any, will be at the sole discretion of the Company. In addition, the value of the Units and the Settlement Value payable upon settlement thereof is an extraordinary item of compensation outside the scope of any employment contract. As such, neither the Units nor the Settlement Value payable upon settlement thereof are part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future Settlement Value of the Units is unknown and cannot be predicted with certainty.

3.3 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Participant shall be addressed to Participant at the most-recent physical or email address for Participant listed in the Company’s personnel records. By a notice given pursuant to this Section 3.3, either party may hereafter designate a different address for notices to be given to that party. Any notice that is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to receive the Settlement Value payable upon settlement of the Units pursuant to Section 1.1 by written notice under this Section 3.3. Any notice shall be deemed duly given (a) if delivered in person or by courier, on the date it is delivered; (b) if transmitted by email (delivery receipt requested), upon confirmation of receipt; (c) if sent by certified or registered mail (return receipt requested), on the date that mail is delivered or its delivery is first attempted; or (d) if sent by national overnight courier (with confirmation of delivery), on the next business day following deposit of such notice with such national overnight courier.

3.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.5 Governing Law; Severability; Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. The parties irrevocably agree that any and all controversies or disputes involving, relating to, or arising out of, or under, this Agreement, including but not limited to its construction, interpretation or enforcement, shall be litigated exclusively in the state or federal courts sitting in the county in which Participant primarily provides Services to the Company. Participant irrevocably and unconditionally consents to the personal jurisdiction of the state courts in the county in which Participant primarily provides Services to the Company with regard to any and all controversies or disputes involving, relating to, or arising out of, or under, this Agreement. Participant further irrevocably and unconditionally waives any defense or objection of lack of personal jurisdiction over Participant by the state or federal courts sitting in the county in which Participant primarily provides Services to the Company.

3.6 Conformity to Applicable Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform, and shall be deemed amended, to the extent necessary, with all provisions of applicable law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Units are granted and may be settled, only in such a manner as to conform to applicable law.

3.7 Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.8 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions herein set forth in Article II, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.9 Paperless Administration. By accepting this Award, Participant hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

3.10 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under this Agreement in any material way without the prior written consent of Participant.

3.11 Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Participant with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding incentive awards to be awarded to Participant by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Participant by the Company.

3.12 Unsecured Obligation. Prior to the Settlement Date, the Units represent an unsecured obligation of the Company, payable only from the general assets of the Company.

3.13 Tax Withholding. The amounts payable to Participant on the Settlement Date shall be subject to all federal, state, local and foreign tax withholding applicable with respect to the taxable income of Participant resulting from the settlement of the Units.

ATTACHMENT 1

FORM OF ACHIEVEMENT MATRIX FOR

DETERMINATION OF PERFORMANCE MULTIPLIER

Capitalized terms used in this Attachment 1 and not defined below shall have the meanings given them in the Agreement to which this Attachment 1 is attached.

		Average Annual ROIC During Performance Period

		Below Threshold	[TBD]%	[TBD]%	[TBD]%	[TBD]%	[TBD]%
Average Annual Revenue Growth Percentage During Performance Period	[TBD]%	NO PAYOUT	100%	125%	150%	175%	200%
	[TBD]%		75%	100%	125%	150%	175%
	[TBD]%		50%	75%	100%	125%	150%
	[TBD]%		25%	50%	75%	100%	125%
	[TBD]%		0%	25%	50%	75%	100%
	Below Threshold		NO PAYOUT

If performance relative to the amount of average annual ROIC and/or average annual revenue growth is between two achievement levels, the Performance Multiplier shall be determined by linear interpolation between the applicable achievement levels for each measure.

For purposes of calculating performance relative to the average annual ROIC and/or average annual revenue growth objectives, the Company shall use the currency exchange rates in effect as of December 31, 2011.